Exhibit 10.18

CONFIDENTIAL

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made by and between Home Federal Bank (“the Company”), a federally chartered savings institution, and Gene F. Uher (“Employee”).

RECITALS

Employee has been employed by Home Federal Bank as an Officer and Employee in the position of President/Home Federal Bank.  The purpose of this Separation Agreement is to set forth the terms and conditions under which their employment relationship will be terminated.

AGREEMENT

In consideration of the recitals stated above and the mutual promises made below, the parties agree as follows:

1.                                       Termination of Employment:  Employee will be relieved of all of his responsibilities as an Officer effective 12:00 noon, February 26, 2002 and as an Employee of the Company as of 12:00 midnight, March 29,2002.  Employee will be relieved of his daily responsibilities no later than 12:00 noon, February 26, 2002, unless mutually agreed to an earlier date.  Employee shall provide consultation and information to the Company when requested through the March 29, 2002.

2.                                       Final Wages:  On March 29, 2002, the Employee will receive a final payroll earnings payment, including any accrued but unused Personal Time Off (“PTO”) as of March 15, 2002.  The Company shall deduct customary withholdings, including Federal Income tax, Medicare tax and Social Security tax from this final earnings check.  In addition, Employee will be reimbursed by the Company for any ordinary/reasonable expenses advanced or incurred in the performance of his duties up to February 26, 2002.  In addition, in accordance with Section 6 (b) of the Employment Agreement dated March 3rd, 1997, Employee shall receive his current base salary ($148,000 annual) through April 8, 2003, on the current semi-monthly cycle.  The Company shall deduct customary withholdings, including FICA, Medicare tax and Federal income tax from these earnings.

3.                                       Employee Benefit Plans:

Health Coverage:  Employee may continue his health coverage under the Company’s group health plan, with the Company paying the Employer portion of the monthly rate, with the Employee portion deducted from his semi-monthly salary payments through April 30, 2003.  On that date, Employee will incur a qualifying event for COBRA continuation of health coverage and at that time will be notified of the opportunity available to him to elect to continue to participate in the Company’s group health benefits program as a COBRA continuee as allowed by law and the terms of those Employee benefit plans, and subject to Employee’s payment of the monthly COBRA rates by the 1st of the month for which the coverage is provided during the continuation period provided by law, for a period of up to eighteen (18) months from April 30, 2003.  Any payment by the Company of health plan monthly rates shall cease if/when the Employee later obtains other group medical coverage (without pre-existing conditions being excepted).  The Employee is under an affirmative obligation to immediately notify the Company when he becomes covered under another group health plan.

Other Benefits: Employee’s dental, short-term, long-term disability and life insurance will be terminated as of March 31, 2002.  The Company currently provides Employee with a membership in a local country club.  The Company will not continue paying the membership dues after March 29, 2002.

Retirement Plans: The Employee shall be 100% vested in the HF Financial Corp. Pension Plan and the HF Financial Corp. Retirement Savings Plan as of June 30, 2002.  No Employer contributions will be credited or allocated to the Employee after the date of his termination of employment on March 29, 2002 except for allocation of Matching Contribution to the Retirement Savings Plan for the last pay period in March.  Distribution of vested benefits will be provided under the terms of the respective Plans.

4.                                       Stock Options:  The Company acknowledges that, under the terms of the 1991 Stock Option and Incentive Plan for HF Financial Corp., Employee may exercise those options to purchase shares of HF Financial Corp. stock in which he is vested if he notifies the Company in writing of his intention to exercise and pays the exercise price.  He must take such action within the three months immediately following the cessation of his continuous service on March 29, 2002.  Employee is vested in the right to acquire certain shares of HF Financial Corp. stock under the terms of Stock Option Agreements between himself and the Company.

5.                                       HF Financial Corp. Excess Pension Plan for Executives and the Deferred Compensation Plan for Executives:  Employee is vested in the balances credited to him under these plans, the HF Financial Excess Pension Plan for Executives and the Deferred Compensation Plan for Executives.  Distribution of benefits shall meet the requirements of each plan.

6.                                       Outplacement Services:  Right Management Consultants will provide Outplacement services.  Employee will be eligible to utilize the Employee Assistance Program.

7.                                       Return of Property:  Employee agrees to return promptly all files, documents, or property of any kind in Employee’s possession or control relating to, or the property of, the Company, its affiliates or customers, including but not limited to any and all office keys, credit cards, security cards, computers, office equipment, software products, including diskettes and tapes, or Company products.  Employee acknowledges that this obligation is continuing and agrees to promptly return to the Company any subsequently discovered property as described above.

8.                                       Indemnification:  Employee will be covered by the indemnification provisions of the Company’s Articles and Bylaws, as well as applicable insurance policies (subject to the conditions stated therein), for his actions on behalf of the Company during the term of his employment.

9.                                       Non-Disparagement:  Employee agrees to not make any negative or disparaging remarks or comments about the Company; it’s affiliated or related companies, or any of the foregoing entities’ directors, officers, employees or products.

10.                                 Non-Admission:  The Company expressly denies any and all liability to Employee and the parties agree that nothing in this Agreement is intended to be, nor shall be deemed to be, an admission of liability or wrongdoing, an admission of the existence of any facts upon which liability or wrongdoing could be based, or a waiver of any defense to any such liability or wrongdoing.

11.                                 Confidentiality:  Employee agrees to keep the terms and conditions of this Agreement confidential and not disclose them to any person other than Employee’s immediate family, taxing authorities, attorneys, or accountants as necessary or required by law.  Employee further acknowledges that during the course of his employment with the Company he had access to and knowledge of confidential, trade secret, and proprietary information of the Company.  Employee agrees to not disclose to anyone outside or inside the Company, or use for his own benefit or the benefit of others, this information without the express written consent of the Company.  Employee acknowledges that unauthorized disclosure or use of this information would be unfair and would cause the Company irreparable harm.

12.                                 Breach:  If Employee breaches any of Employee’s obligations contained in this Agreement, the Company may pursue any and all legal remedies and seek damages for breach of this Agreement.  Employee also agrees that the Company shall, in addition to any relief afforded by law, be entitled to injunctive relief.

Employee understands and agrees that both damages at law and injunctive relief shall be proper modes of relief and are not to be considered alternative remedies.

13.                                 Severability:  In case any one or more of the provisions of this Agreement should be determined invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby.

14.                                 Heirs, Successors, and Assigns:  This Agreement shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, or executors, and upon the Company’s successors or assigns.  Employee shall make no assignment of this Agreement, and such purported assignment shall be null and void.

15.                                 Governing Law: This Agreement shall be construed and interpreted in accordance with the internal laws of the State of South Dakota, without regard to conflict of laws provisions.

                IN WITNESS WHEREOF, the parties have caused this Separation Agreement to be executed on the date set forth below.

COMPANY

HOME FEDERAL BANK

Dated: 2/26/02	By:	/s/ Curtis L. Hage
	Its:	Chairman/CEO

EMPLOYEE

Dated: 3/01/02	/s/ Gene F. Uher
Gene F. Uher